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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Avado Brands, Inc. (formerly Apple South, Inc.)



We consent to the incorporation by reference in the registration statement (No. 333-66371) on Form S-3 of U.S. Restaurant Properties, Inc. of our report dated August 28, 1998, with respect to the Statement of Revenues and Direct Operating Expenses of Avado Brands, Inc. (formerly Apple South, Inc.) Applicable to the Acquisition of Eleven Applebee's Neighborhood Bar and Grill Properties by U.S. Restaurant Properties Operating L.P. (a majority owned subsidiary of U.S. Restaurant Properties, Inc.) for the year ended December 28, 1997, which report appears in the Form 8-K of U.S. Restaurant Properties, Inc. dated October 6, 1998.




KPMG Peat Marwick LLP




Atlanta, Georgia
December 16, 1998